Exhibit 99.1

70 E. Long Lake Rd.
Bloomfield Hills, MI 48304
www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Receives Investment Grade Rating From Moody’s Investors Service

Achieves Baa2 Rating With A Stable Outlook

Bloomfield Hills, MI, May 31, 2018 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that Moody’s Investors Service has assigned a Baa2 issuer rating to the Company with a stable outlook.

According to Moody’s press release, the Baa2 issuer rating reflects the Company’s long-standing operational history, conservative leverage policy, strong balance sheet with ample liquidity for growth, and well-laddered debt maturity schedule. Additionally, Moody’s stated that the Company has a large unencumbered asset pool, a quality net lease portfolio with long-term leases and minimal near-term lease expirations, and a substantial investment grade tenant roster.

“The receipt of an investment grade credit rating is an important milestone in our continued evolution and acknowledges our thoughtful and disciplined approach,” said Joey Agree, President and Chief Executive Officer of Agree Realty Corporation. “This rating is a testament to both the strength of our balance sheet as well as the quality of our portfolio, and further solidifies our position as a leader in the net lease sector. As an investment grade company, we look forward to capitalizing on our enhanced flexibility and improved cost of capital.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 468 properties, located in 44 states and containing approximately 9.2 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC”. For additional information, please visit www.agreerealty.com.

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Contact:

Clay Thelen

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190